EXHIBIT 4.5
FI N° 84.599 UK
Serapis N° 2015-0155

NORTHERN POWERGRID NETWORK INVESTMENT - B

Deed of Amendment and Consent

between the

European Investment Bank

and

Northern Powergrid Holdings Company

and

Northern Powergrid (Yorkshire) plc

This deed of amendment and consent (the Deed) is dated             1 March 2016
Parties:

(1)
Northern Powergrid Holdings Company (Co. No. 03476201), a private unlimited company incorporated in England and having its registered office at Lloyds Court, 78 Grey Street, Newcastle upon Tyne, NE1 6AF (the Guarantor);

(2)
Northern Powergrid (Yorkshire) plc, (Co No. 04112320), a limited company incorporated in England and having its registered office at Lloyds Court, 78 Grey Street, Newcastle upon Tyne, NE1 6AF (the Borrower); and

(3)	European Investment Bank, having its seat at 100, boulevard Konrad Adenauer, Luxembourg, L-2950, Grand Duchy of Luxembourg (the Bank).
Whereas:

(A)
The Borrower and the Bank entered into a finance contract (FI 84599) on 2 December 2015 pursuant to which the Bank agreed to extend to the Borrower a credit of up to GBP 130,000,000 (the Finance Contract).

(B)
In accordance with the terms of the Finance Contract, the performance by the Borrower of its present and future obligations and liabilities under the Finance Contract was guaranteed by the Guarantor pursuant to a guarantee and indemnity agreement entered into by the Guarantor and the Bank on 8 December 2015 (the Guarantee).

(C)
The Borrower and the Bank intend to amend the Finance Contract to increase the amount of the Credit made available under the Finance Contract from GBP 130,000,000 (one hundred and thirty million pounds sterling) to GBP 180,000,000 (one hundred and eighty million pounds sterling).

(D)	The Guarantor has agreed to enter into this Deed to evidence its consent to the amendment of the Finance Contract as referenced in (C) above.
IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this Deed or the context requires otherwise, words and expressions used in this Deed have the meanings and constructions ascribed to them in the Finance Contract.

1.2	Except as amended by this Deed, all the provisions of the Finance Contract shall remain in full force and effect in accordance with its terms.

1.3
All references in the Finance Contract (as amended by this Deed) to “this Contract”, or any derivative terms, shall, unless the context otherwise requires, be taken as references to the Finance Contract as amended by this Deed.

1.4
The parties agree that article 12.01 (Notices to either party) and article 12.02 (Form of notice) of the Finance Contract and article 10.05 (Notices) of the Guarantee shall apply to this Deed as if set out mutatis mutandis herein.

2	AMENDMENT
With effect from the date of this Deed, the Finance Contract shall be amended as follows:

2.1	Recital (2) shall be deleted and replaced with the following:

The total cost of the Project is estimated by the Bank to be GBP 445,351,000 (four hundred and forty-five million three hundred and fifty one thousand pounds sterling) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (M GBP)
Own funds	265.351
Credit from the Bank	180
TOTAL	445.351

2.2	Recital (3) shall be deleted and replaced with the following:
In order to fulfil the financing plan set out in Recital (2), the Borrower has requested from the Bank a credit of GBP 180,000,000 (one hundred and eighty million pounds sterling).

2.3	Recital (4) shall be deleted and replaced with the following:
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower's request by providing to it a credit in an amount of GBP 180,000,000 (one hundred and eighty million pounds sterling) under this Finance Contract (the "Contract"); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

2.4	Recital (5) shall be deleted and replaced with the following:
The Board of Directors of the Borrower has authorised the borrowing of the sum of GBP 180,000,000 (one hundred and eighty million pounds sterling) represented by this credit on the terms and conditions set out in this Contract by a resolution in the terms set out in Annex I and it has been duly certified in the form set out in Annex II that such borrowing is within the corporate powers of the Borrower and does not exceed any borrowing or similar limit binding upon the Borrower.

2.5	Article 1.01 (Amount of Credit) shall be deleted and replaced with the following:
By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, the credit in an amount of GBP 180,000,000 (one hundred and eighty million pounds sterling) for the financing of the Project (the "Credit").

3	GUARANTOR’S CONSENT

3.1	Consent
The Guarantor confirms to the Borrower and to the Bank that it consents to the provisions of the Finance Contract as amended by this Deed.

3.2
The Guarantor confirms that the Guarantee remains and shall continue to be in full force and effect and that the Liabilities guaranteed under the Guarantee include all obligations and liabilities of the Borrower to the Bank under the Finance Contract as amended by this Deed, including payment of the upfront fee referred to in clause 6 below.

4	BORROWER’S REPRESENTATIONS

The Borrower represents and warrants to the Bank that:

4.1
it has the power to execute, deliver and perform its obligations under this Deed and the Finance Contract amended by this Deed and all necessary action has been taken to authorise the execution, delivery and performance of the same by it;

4.2	it has validly executed this Deed;

4.3	this Deed and the Finance Contract amended by this Deed constitutes its legal, valid, binding and enforceable obligations; and

4.4	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Deed and the Finance Contract amended by this Deed do not and will not:

4.4.1	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject or the Licence;

4.4.2	contravene or conflict with any material agreement or other instrument binding upon it or any of its Subsidiaries;

4.4.3	contravene or conflict with any provision of its or of its Subsidiaries' constitutional documents; or

4.4.4	result in the imposition of increased financial charges or requirements as to security under any other contract or instrument to which the Borrower or any of its Subsidiaries is a party;

4.5
no Authorisations are required for the due execution, delivery or performance by the Borrower of its obligations under this Deed or the Finance Contract as amended by the Deed, or for the validity, enforceability or admissibility in evidence thereof, except for such Authorisations as have been duly obtained and are in full force and effect and admissible in evidence.

5	GUARANTOR’S REPRESENTATIONS
The Guarantor represents and warrants to the Bank that:

5.1	it has the power to execute, deliver and give its consent under this Deed and all necessary action has been taken to authorise the execution, delivery and grant of the consent under this Deed by it;

5.2	it has validly executed this Deed;

5.3	the execution and delivery of, the grant of consent under and compliance with the provisions of this Deed do not and will not:

5.3.1	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

5.3.2	contravene or conflict with any material agreement or other instrument binding upon it or its Subsidiaries;
5.3.3    contravene or conflict with any provision of its constitutional documents; or

5.3.4	result in the imposition of increased financial charges or requirements as to security under any other contract or instrument to which it is a party;

5.4
it has obtained all necessary Authorisations in connection with this Deed, all such Authorisations are in full force and effect and admissible in evidence and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any such Authorisations;

6	UPFRONT FEE

In consideration of the increase in the amount of the Credit under the Finance Contract from GBP 130,000,000 (one hundred and thirty million pounds sterling) to GBP 180,000,000 (one hundred and eighty million pounds sterling), the Borrower shall pay to the Bank an upfront fee in an amount of GBP 40,000 (forty thousand pounds sterling). Such upfront fee shall be payable within 30 days of the date of this Deed.

7	LEGAL OPINION

The Borrower shall deliver to the Bank, on or before the date falling 5 (five) Business Days after the date of this Deed, an external legal opinion issued by Slaughter and May, English law legal counsel to the Borrower, confirming the due capacity and authority of, and due execution of this Deed by, the Borrower and the Guarantor.

8	GOVERNING LAW
This Deed and all non-contractual obligations arising out of or in connection with it shall be governed by English law.

9	JURISDICTION

9.1
The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Deed.

9.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

9.3	The Bank hereby appoints The Securities Management Trust Limited of 8 Lothbury, London EC2R 7HH to be its agent for the purpose of accepting service of legal process.

10	COUNTERPARTS

10.1
This Deed may be executed in any number of counterparts, and by the parties to this Deed on separate counterparts, but will not be effective until each such party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all counterparts will together constitute one and the same instrument.

10.2
Each of the parties intends this Deed to be a deed and confirms that it is executed and delivered as a deed, notwithstanding the fact that any one or more of the parties may only execute it under hand.

In witness whereof this Deed has been signed by the Bank and executed as a deed by the Guarantor and the Borrower and delivered on the date first stated on page 1.

Execution page

Borrower
Executed as a deed by
Northern Powergrid (Yorkshire) plc

By:	/s/ John France
	Name:	Mr. John France
	Title:	Regulation Director

In the presence of:

By:	/s/ John Elliott
	Name:	John Elliott
	Address:	Lloyds Court, 78 Grey Street
Newcastle Upon Tyne
NEI GAF
The Guarantor
Executed as a deed by
Northern Powergrid Holdings Company

By:	/s/ John France
	Name:	Mr. John France
	Title:	Regulation Director

In the presence of:

By:	/s/ John Elliott
	Name:	John Elliott
	Address:	Lloyds Court, 78 Grey Street
Newcastle Upon Tyne
NEI GAF
The Bank
Signed by
European Investment Bank

By:	/s/ E. Falvey
	Name:	E. Falvey
	Title:	Head of Division

By:	/s/ D. Straub
	Name:	D. Straub
	Title:	Deputy Head of Division